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Exhibit 23.5

Consent

        In accordance with Rule 438 under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), I hereby consent to the inclusion in the registration statement on Form S-1 of AGA Medical Holdings, Inc. (the "Company")(SEC File No. 333-151822), and in all amendments (including post-effective amendments) thereto, and in the related Prospectus, of (i) a reference naming me as a person about to become a director of the Company; and (ii) such other information regarding me as is required to be included therein under the Securities Act.

By:	/s/ JACK P. HELMS Jack P. Helms

Dated: September 28, 2009

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  Exhibit 23.5
Consent